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                                                                     Exhibit 3.5

                         AMERICAN SEAFOODS CORPORATION
                        FORM OF BOARD OWNERSHIP POLICIES

1. Pursuant to Section C(1) of Article FOURTH of the Amended and Restated Certificate of Incorporation of American Seafoods Corporation (the "Corporation" and such certificate, the "Certificate of Incorporation"; capitalized terms used herein without definition are used as they are defined in the Certificate of Incorporation), the Board of Directors has duly adopted the following Board Ownership Policies to remain in effect until such times as they are amended, restated or supplemented in accordance with the terms of the Certificate of Incorporation.

2.   Restrictions on Ownership of Common Stock and Preferred Stock.

          . At all times Beneficial Owners of at least (i) 80% of each class of Common Stock and (ii) 100% of each series of Preferred Stock must be U.S. Citizens, unless otherwise expressly provided in the relevant Preferred Stock Certificate of Designations referred to in the Corporation's Certificate of Incorporation.

          . At all times Beneficial Owners of at least [95%] of each class of Common Stock must have addresses within the United States.

3.   Board Membership.

          . At all times, no more than a minority of the number of directors necessary to constitute a quorum of the Board of Directors of the Corporation may be Non-U.S. Citizens.

4.   Certifications.

          . Prior to consummating the initial public offering of shares of Common Stock, the Corporation will require [its principal underwriter leading such offering to certify to the Corporation that the Persons acquiring Beneficial Ownership of not less than 95% of the shares of Common Stock from such underwriter have addresses in the United States or, if such Persons are also underwriters of such offering, that such underwriters have agreed to sell such shares of Common Stock only to Persons with addresses in the United States].

          . Promptly upon becoming aware of any Person becoming a Beneficial Owner of 5% or more of the then outstanding shares of Common Stock, whether through the filing of a report with the Securities and Exchange Commission under Regulation 13D-G of the Securities Exchange Act of

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               1934, as amended, or otherwise, and prior to February 15, May 15,
               August 15 and November 15 of each year thereafter, the Corporation shall provide to each such Beneficial Owner an affidavit substantially in the form of Annex I hereto, requesting the name and address of such Beneficial Owner, the number of shares of Common Stock Beneficially Owned by such Beneficial
               Owner as of the date of the affidavit, the legal structure of such Beneficial Owner, and a statement as to whether such Beneficial Owner is a U.S. Citizen. Each such Beneficial Owner must return to the Corporation a duly executed affidavit following its receipt promptly, but, with respect to quarterly affidavits, in no event later than each March 1, June 1, September 1 and December 1 of each year for so long as such Beneficial Owner holds 5% or more of the outstanding shares of Common Stock.

          . The Corporation shall request from each Beneficial Owner of Common Stock (or from such Beneficial Owner's broker, dealer, custodian, depositary, nominee or similar agent) such Beneficial Owner's physical address or confirmation thereof not less than quarterly. Each Beneficial Owner of Common Stock must provide, or authorize such Beneficial Owner's broker, dealer, custodian, depositary, nominee or similar agent to provide, such information to the Corporation promptly.

          . Each director of the Corporation must certify to the Corporation, as a condition to being accepted as nominee to the Board of Directors and submitted to the shareholders of the Corporation for approval, whether such Person is a U.S. Citizen and thereafter promptly report to the Corporation any change in such director's citizenship.

          . The chief executive officer of the Corporation shall implement a compliance program aimed at preserving the status of the Corporation as a U.S. Citizen in accordance with applicable legal and regulatory requirements, and to monitor and report any changes in the information relevant to such citizenship to the extent required by such law or regulations. As part of the compliance program, the chief executive officer of the Corporation shall advise the board of any changes in these

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               Board Ownership Policies that may be required or recommended in order to maintain the status of the Corporation as a U.S.
               Citizen.

5.   Remedies.

          . The Corporation shall take such steps as the Chief Executive Officer deems necessary in his sole discretion for the Corporation to satisfy the Common Stock ownership limitations set forth in these Board Ownership Policies and in the Certificate of Incorporation.

          . The Corporation shall redeem, on a "last in, first out" basis and otherwise in accordance with the terms of the Certificate of Incorporation (including following notice periods provided therein) and applicable law, such Non-Complying Shares as any executive officer of the Corporation deems necessary, in his or her sole discretion, in order to satisfy the Common Stock ownership limitations set forth from time to time herein and in the Certificate of Incorporation.

6.   Presumptions.

          . Any Person holding shares of Common Stock that does not comply with the Board Ownership Policies set forth herein or the Common Stock ownership limitations and certifications set forth in the Certificate of Incorporation shall be deemed to be a Prohibited Owner and all of the shares held by such Person shall be deemed to be Non-Complying Shares for purposes of the calculations required by the Certificate of Incorporation and hereby.

          . For purposes of determining percentage ownership levels of Common Stock, the Corporation may use the number of outstanding shares of

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               Common Stock included on the Corporation's quarterly or annual report most recently filed with the Securities Exchange Commission on Form 10-Q or 10-K or such other number that the Corporation deems to be more recent.

7. Definitions. For informational purposes only, replicated below are certain aspects of definitions under the American Fisheries Act and regulations promulgated thereunder. Neither the Corporation nor the Board of Directors takes any responsibility for the accuracy of the definitions reproduced below or undertakes to update such definitions in the event of the adoption of any amendments, restatements or supplements by any authorized body.

          "Citizenship Approval Officer" means the Citizenship Approval Officer of MARAD with the Office of Chief Counsel.

          "Non-U.S. Citizen" means any Person other than a U.S. Citizen.

          "U.S. Citizen" means an individual who is a citizen of the United States by birth, naturalization or as otherwise authorized by law, or an entity that (i) is organized under the laws of the United States or any State, (ii) 75% of the ownership and control of which must be owned by and vested in U.S. Citizens free from any trust or fiduciary obligation in favor of Non-U.S. Citizens, (iii) with respect to which no arrangement exists, whether through contract or any understanding, that would allow more than 25% of the voting power of such entity to be exercised directly or indirectly on behalf of any Non-U.S. Citizen and (iv) control of which by any other means whatsoever is not conferred upon or permitted to be exercised by a Non-U.S. Citizen; and

               (a) With respect to an entity that is a corporation, (x) the chief executive officer, by whatever title, of such entity and the chairman of such entity's board of directors (or equivalent committee or body) are U.S. Citizens and all officers authorized to act in their absence or disability are U.S. Citizens and (y) no more than a minority of the number of directors (or the equivalent) of such entity necessary to constitute a quorum are Non-U.S. Citizens;

               (b) With respect to an entity that is a partnership, all general partners of such entity are U.S. Citizens;

               (c) With respect to an entity that is an association, (x) all the members of such entity are U.S. Citizens, (y) the chief executive officer, by whatever title, of such entity and the chairman of such entity's board of directors (or equivalent committee or body) are U.S. Citizens and all

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               officers authorized to act in their absence or disability are
               U.S. Citizens and (z) no more than a minority of the number of directors (or the equivalent) of such entity necessary to constitute a quorum are Non-U.S. Citizens;

               (d) With respect to an entity that is a joint venture, (x) such entity has not been determined by the Citizenship Approval Officer to be a partnership or an association and (y) each member of the venture is a U.S. Citizen;

               (e) With respect to an entity that is a trust, (x) such trust is domiciled in the United States or in a State, (y) the trustee of such trust is a U.S. Citizen and (z) all beneficiaries of such trust are persons eligible to document vessels pursuant to the requirements of 46 U.S.C. 12102; and

               (f) With respect to an entity that is a limited liability company that is not found to be in effect a general partnership requiring all general partners to be U.S. Citizen, (x) any Person elected to manage such entity or who is authorized to bind such entity and any Person who holds a position equivalent to the chief executive officer, by whatever title, of such entity and the chairman of such entity's board of directors (or equivalent committee or body) are U.S. Citizens and (y) no Non-U.S. Citizens have authority within a management group , whether through veto power, combined voting or otherwise, to exercise control over such entity.

     If a Person is owned by 30 or fewer equity holders, it may demonstrate that 75% of the equity interest of each class of its equity is owned by U.S. Citizens if such Person provides an affidavit that sets forth (i) the identity of such Person's equity holders, (ii) the amount (by number and percentage) of its equity that each equity holder holds, (iii) a representation as to whether such equity holder is a U.S. Citizen, and (iv) if any equity holder of such Person is a corporation or other entity, the names and citizenship of each officer, director and stockholder. If a Person is owned by 30 or more equity holders, it may demonstrate that 75% of its equity interests is owned by U.S. Citizens if such Person provides an affidavit that demonstrates that at least 95% of each of its classes of equity is held by equity holders with U.S. addresses.

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                                                                         ANNEX I

                                                     MARAD Citizenship Affidavit



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